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                                                                     Exhibit 4.2

NEWS RELEASE

                                     [LOGO]
                          HARRAH'S ENTERTAINMENT, INC.
                    The Premier Name in Casino Entertainment

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Ralph Berry                                          Charles Atwood
Harrah's Entertainment, Inc.                         (901)762-8852
(901) 762-8629
Release # HET 5-98-0096

                   Harrah's Commences Tender for Showboat Debt
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         MEMPHIS, May 13, 1998 -- Harrah's Entertainment, Inc. ("Harrah's")
announced today that in conjunction with its pending acquisition of Showboat, Inc., Harrah's is commencing a fixed spread cash tender offer for all of Showboat's outstanding 9 1/4% First Mortgage Bonds due 2008 and 13% Senior Subordinated Notes due 2009 (collectively, the "Notes"). Concurrently with the tender offer, Harrah's will solicit consents from the holders of the Notes to amend the respective Indentures under which the Notes were issued.

         The acquisition of Showboat by Harrah's is expected to close in May 1998 assuming receipt of Australian regulatory approvals and satisfaction of other conditions specified in the merger agreement. The consummation of the Showboat acquisition is not contingent upon completion of the tender offers or the consent solicitations.

         The consideration for each $1,000 principal amount of First Mortgage Bonds validly tendered and accepted for purchase will be a price resulting in a yield to the first redemption date of the First Mortgage Bonds equal to 50 basis points over the yield of a reference security maturing at the first redemption date plus accrued interest. The reference security for the First Mortgage Bonds is the 6 3/4% U.S. Treasury Note due April 30, 2000. The consideration for each $1,000 principal amount of Senior Subordinated Notes validly tendered and accepted for purchase will be a price resulting in a yield to the first redemption date of the Senior Subordinated Notes equal to 62.5 basis points over the yield of a reference security maturing at the first


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redemption date plus accrued interest. The reference security for the Senior
Subordinated Notes is the 6 5/8% U.S. Treasury Note due July 31, 2001. The yield of each reference security will be determined as of 3 p.m. EDT, on the second business day preceding the expiration date of the applicable tender offer. The tender offers are scheduled to expire at 5 p.m. EDT, on June 10, 1998, unless extended by Harrah's.

         In conjunction with the tender offer, Harrah's is soliciting consents from the holders of the Notes to amend the Indentures governing each of the Notes to eliminate or modify substantially all of the negative covenants, certain events of default, and to make certain other changes to the Indentures. Holders who validly tender Notes prior to 5 p.m. EDT, on May 27, 1998, will receive a consent payment of $25 per $1,000 principal amount of Notes. Holders who tender their Notes will be required to consent to the proposed amendments. Holders may not consent to the proposed amendments without tendering their Notes. Tendered Notes cannot be withdrawn and consents cannot be revoked at any time subsequent to 5 p.m. EDT, on May 27, 1998, unless extended by Harrah's. Holders tendering their Notes after 5 p.m. EDT, on May 27, 1998, will not receive the consent payment.

         Morgan Stanley & Co. Incorporated is acting as dealer manager and consent solicitation agent. MacKenzie Partners, Inc. is the information agent for the tender offers and consent solicitations. The Offer to Purchase and Consent Solicitation Statement dated May 13, 1998, and related documentation can be obtained from MacKenzie Partners, Inc. by calling toll free (800)322-2885, or by calling Morgan Stanley & Co. Incorporated toll free at (877)445-0397.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes. The tender offers and consent consolitations are made solely by the Offer to Purchase and Consent Solicitation Statement dated May 13, 1998.

         The tender offers and consent solicitations are conditioned upon, among other things, the receipt of tenders and consents from not less than a majority in aggregate principal amount outstanding of both issues of Notes.

         Statements in this release concerning future events, includig the tender offer plans, the anticipated completion of the Showboat transaction, future performance and business prospects are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to,


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economic and capital market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, includling interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements. For additional information, refer to the section entitled "Private Securities Litigation Reform Act" in Harrah's Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 1997.


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